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                                                                    Exhibit 23.2








INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Cardinal Health, Inc. on Form S-3 of our report dated August 10, 1999 (except for the first sentence of the fourth paragraph of Note 2, as to which the date is May 26, 2000 and the fiscal 1999 and 1998 amounts in Note 12 as to which the date is September 5, 2000) appearing in the Report on Form 8-K/A of Cardinal Health, Inc. filed June 6, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




/s/ Deloitte & Touche LLP
-------------------------

Columbus, Ohio
June 11, 2001